Exhibit 99.1

             MUELLER INDUSTRIES, INC. REPORTS FIRST QUARTER RESULTS

    MEMPHIS, Tenn., April 21 /PRNewswire-FirstCall/ --

    Quarterly Earnings

    Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the first quarter of 2005. Net income for the first quarter was $15.2 million, or 41 cents per diluted share, which compares with $18.0 million, or 49 cents per diluted share, for the first quarter of fiscal 2004. Net sales for the three months ended April 2, 2005 were $401.7 million, compared with net sales of $346.0 million for the first quarter of 2004. The current period includes approximately $5.0 million pre-tax of additional interest expense (approximately 9 cents per diluted share) related primarily to the Subordinated Debentures issued in the fourth quarter of 2004.

    Financial and Operating Highlights

    Regarding the first quarter financial results, Mr. Karp said, "Mueller's financial position remains sound.

     * "Operating income increased to $27.2 million, despite lower profitability at two of our core product lines, copper tube and brass rod.

     * "Pounds of product shipped by our core product lines totaled 189.4 million in the first quarter of 2005 compared with 197.6 million for 2004. The COMEX average copper price in the first quarter of 2005 was $1.47 per pound compared with $1.23 per pound for the first quarter of 2004.

     * "Our Standard Products Division posted operating earnings of $24.6 million, compared with $25.0 million in 2004. Standard Products Division's net sales were $293.9 million for the quarter, compared with $249.7 million for 2004. We realized improved results in our copper and plastic fittings businesses as well as contributions from acquired businesses, that were offset somewhat by decreases in copper tube profitability due to lower volumes and spreads.

     * "Operating income at Industrial Products Division was $6.5 million compared with $3.4 million (after a $3.9 million impairment charge related to Overstreet-Hughes) for the first quarter of 2004. Net sales were $111.3 million in the first quarter of 2005 which compares with $99.8 million for 2004. Results at our brass rod mill decreased on lower volumes and spreads.

     * "Mueller ended the quarter with almost $70 million in cash.

     * "Our current ratio remains excellent at 2.4 to 1 and our working capital is $290.9 million.

     * "Capital expenditures totaled $4.8 million during the first quarter of 2005. For the fiscal year 2005, we expect capital expenditures to be in the range of $20 to $25 million.

     * "Stockholders' equity has grown to $365.2 million."

    Business Outlook

    Discussing the outlook, Mr. Karp said, "We are carefully assessing business conditions with a view toward reacting promptly as need arises. Recently, interest rates have risen; nonetheless, 30-year fixed rate mortgages are still very attractive and housing starts and permits are at a historically high level of 2 million units (seasonally adjusted annual rate). Importantly, commercial construction is rising and GDP and employment remain relatively strong."

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the company's SEC filings.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                  For the Quarter Ended
                                               ---------------------------
                                                 April 2,       March 27,
                                                   2005           2004
                                               ------------   ------------
                                                       (Unaudited)
Net sales                                      $    401,663   $    345,959

Cost of goods sold                                  334,024        281,029
Depreciation and amortization                        10,078          9,965
Selling, general, and administrative
 expense                                             30,355         26,682
Impairment charge                                         -          3,941

Operating income                                     27,206         24,342
Interest expense                                     (5,184)          (224)
Other income, net                                       794          2,624

Income before income taxes                           22,816         26,742
Income tax expense                                   (7,608)        (8,782)

Net income                                     $     15,208   $     17,960

Earnings per share:
   Basic earnings per share:
     Weighted average shares outstanding             36,505         34,658

   Basic earnings per share                    $       0.42   $       0.52

   Diluted earnings per share:
     Weighted average shares outstanding
      plus assumed conversions                       37,151         36,908

   Diluted earnings per share                  $       0.41   $       0.49

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                 April 2,     December 25,
                                                   2005           2004
                                               ------------   ------------
                                                       (Unaudited)
ASSETS
Cash and cash equivalents                      $     69,720   $     47,449
Accounts receivable, net                            219,838        201,396
Inventories                                         193,577        187,853
Other current assets                                 18,977         18,633
    Total current assets                            502,112        455,331

Property, plant, and equipment, net                 329,043        335,610
Other assets                                        174,948        172,790

                                               $  1,006,103   $    963,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt              $      2,346   $      5,328
Accounts payable                                    115,872         79,723
Other current liabilities                            92,973         95,767
    Total current liabilities                       211,191        180,818

Long-term debt                                      310,595        310,650
Pension and postretirement liabilities               33,114         33,167
Environmental reserves                                9,435          9,503
Deferred income taxes                                66,367         67,479
Other noncurrent liabilities                         10,141         10,361

    Total liabilities                               640,843        611,978

Minority interest in subsidiaries                        67             67

Stockholders' equity                                365,193        351,686

                                               $  1,006,103   $    963,731

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                  For the Quarter Ended
                                               ---------------------------
                                                 April 2,       March 27,
                                                   2005           2004
                                               ------------   ------------
                                                       (Unaudited)
Operating activities:
Net income                                     $     15,208   $     17,960
Reconciliation of net income to net
 cash provided by (used in)
 operating activities:
      Depreciation and amortization                  10,118          9,965
      Income tax benefit from exercise
       of stock options                                 529          9,685
      Impairment charge                                   -          3,941
      Equity in (earnings) loss of
       unconsolidated subsidiaries                     (266)         3,272
      Deferred income taxes                            (828)           108
      Loss (gain) on disposal of
       properties                                        94         (5,142)
      Changes in assets and
       liabilities:
          Receivables                               (19,189)       (70,032)
          Inventories                                (6,393)        (9,714)
          Current liabilities                        33,973          8,248
          Other, net                                 (3,059)        (4,669)

Net cash provided by (used in)
 operating activities                                30,187        (36,378)

Investing activities:
Capital expenditures                                 (4,814)        (5,063)
Proceeds from sales of properties                        25          5,173

Net cash (used in) provided by
 investing activities                                (4,789)           110

Financing activities:
Dividends paid                                       (3,659)        (3,493)
Acquisition of treasury stock                          (168)        (9,320)
Proceeds from the sale of treasury stock              3,778          3,259
Repayments of long-term debt                         (2,972)          (926)

Net cash used in financing activities                (3,021)       (10,480)

Effect of exchange rate changes on cash                (106)            (8)

Increase (decrease) in cash and
 cash equivalents                                    22,271        (46,756)
Cash and cash equivalents at the
 beginning of the period                             47,449        255,088

Cash and cash equivalents
 at the end of the period                      $     69,720   $    208,332

SOURCE  Mueller Industries, Inc.
    -0-                             04/21/2005
    /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/